Exhibit 2

(Information provided as of June 23, 2003 in response

to Items 2 through 6 of Schedule 13D)

Executive Officers and Directors of

Clal Electronics Industries Ltd.

Address is: 3 Azrieli Center, Triangular Tower, Tel Aviv 67023, Israel

(citizenship the same as country of residence unless otherwise noted)

Name and Address	Position	Principal Occupation

Gil Milner 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Director and Controller	Controller of Clal Industries

Gonen Bieber * 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	Director and Finance Manager	Finance Manager of Clal Industries(1)

Nitsa Einan 3 Azrieli Center, Triangular Tower, Tel Aviv, Israel	General Counsel	General Counsel of Clal Industreis

(1)                        Mr. Bieber owns 1,000 Ordinary Shares of the Issuer.

*                               Mr. Bieber is a dual citizen of Israel and the Republic of Germany.

Based upon information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2 (d) and 2 (e) of Schedule 13D.